Exhibit 99.1

Strategy International Insurance Group, Inc. and RS Group of Companies, Inc. Announce Proposed Acquisition of RS Group by Strategy International

Friday December 17, 8:00 am ET
TORONTO--(BUSINESS WIRE)--Dec. 17, 2004--Strategy International Insurance Group, Inc. (OTCBB:SGYI - News) and RS Group of Companies, Inc. (OTCBB:RSGC - News) announced today that they intend to enter into an agreement that will result in RS Group to become a wholly-owned subsidiary of Strategy International.

The management teams of both companies have determined that the long-term objectives of Strategy International and RS Group are converging. Strategy International and RS Group believe that combining the strengths of both companies will allow them to pursue new revenue opportunities, while optimizing administrative economies of scale and investment decisions across the companies. The move supports Strategy's continuing plan to deliver value to its risk-management customers across multiple distribution channels while structuring the transaction to minimize the effect of channel conflict.

The integration of the marketing and investment strength of RS Group into the underwriting position of Strategy International provides both companies with the necessary flexibility to provide the best service to their customers and the efficient marketing of services and enhancement of sustainable customer relationships. Once the purchase is completed, RS Group will become a wholly-owned subsidiary of Strategy International. Strategy does not plan to change RS Group's executive team, strategic direction or branding.

Commenting on this announcement, Stephen Stonhill, CEO and President of Strategy International Insurance Group, Inc. said "This acquisition provides Strategy with marketing and management resources that further enhance the Company's expansion. RS Group's proven product expertise and administrative capabilities will be an exceptional addition to the Strategy underwriting group."

It is anticipated that Strategy International will offer cash and stock, which would result in a value to RS Group common stock holders of $1.75 per common share, to acquire RS Group's outstanding common stock (approximately 65 million shares), representing a 237 percent premium over the closing price of $0.52 on December 15, 2004. Strategy International, with input from RS Group, is in the process of determining the most effective method of achieving this acquisition. The transaction will not be conditioned upon Strategy International obtaining any financing.

"This integration represents a natural convergence of two operations, which have complementary abilities and similar long-term objectives. The combined strength of underwriting expertise and product knowledge will allow management to fulfill its operational aspirations," said John Hamilton, CEO of RS Group of Companies, Inc.

Strategy International expects the transaction to close on or about March 1, 2005, subject to the necessary shareholder and regulatory approvals. Strategy International estimates that the proposed transaction will be neutral to its 2004 earnings.

About Strategy International Insurance Group, Inc.

Strategy Insurance Limited ("Strategy"), a Barbados-formed and licensed provider of specialty lines of insurance, reinsurance and structured risk underwriting, focusing on credit risk and credit enhancement, is a wholly-owned subsidiary of Strategy Holding Company Limited, a Barbados company which is itself a wholly-owned subsidiary of Strategy International Insurance Group, Inc. (OTCBB:
SGYI - News). Strategy conducts its insurance and reinsurance operations principally through its subsidiary incorporated in Barbados, West Indies. Strategy has offices in Barbados, London and Toronto. Strategy currently has a balance sheet with more that $100 million of net capital which gives the company the wherewithal to write insurance that would result in over $200 million of premium income for Strategy.

About RS Group of Companies, Inc.

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RS Group of Companies, Inc. (http://www.rsgc.com) has developed and is implementing a strategy to design, structure and sell a broad series of pass-through risk specialty insurance and reinsurance platforms throughout North America. In November 2003, through its wholly owned subsidiaries, the Company introduced its core pass-through risk solution, RentShield(TM) (http://www.rentshieldexpress.com), a Residential Rental Guarantee Program being offered to North America's $300 billion residential real estate rental market. It is estimated that there are over 38 million rental units in the United States and Canada. Rental Guarantee was first developed in Finland to provide surety to residential property developers and is being used as an extremely effective marketing tool in the United Kingdom for the buy-to-let market. It protects investments in the rental units by receiving a guaranteed income on a certain timeline.

Forward-Looking Statement

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as "Forward Looking Statements" for purposes of safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward Looking Statements may be identified by words including "anticipate", "await", envision", "foresee", "aim at", "believe", "intends", estimates" including without limitation, those relating to the Company's future business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the Forward Looking Statements. Readers are directed to the Company's filings with the U.S. Securities and Exchange Commission for additional information and a presentation of the risks and uncertainties that may affect the Company's business and results of operations.

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Contact:
  ZA Consulting LLC.
  David Zazoff, 212-505-5976
  Email: pressreleases@za-consulting.net